Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     The firm of Miller and Lents, Ltd. hereby consents to the use of its name and to the reference to its report dated January 16, 2008 regarding Encore Acquisition Company’s Reserves and Future Net Revenues as of December 31, 2007, in Encore Acquisition Company’s annual report for the year ended December 31, 2007 filed on Form 10-K with the Securities and Exchange Commission.

MILLER AND LENTS, LTD.

By: /s/ Carl D. Richard Carl D. Richard Senior Vice President
Houston, Texas February 25, 2008